                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Section 240.14a-12


                                    EGL, INC.

--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X]  No fee required.

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          0-11.

          (1)  Title of each class of securities to which transaction applies:

               -----------------------------------------------------------------

          (2)  Aggregate number of securities to which transaction applies:

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          (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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          (4)  Proposed maximum aggregate value of transaction:
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          (5)  Total fee paid:
                              --------------------------------------------------

     [ ]  Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1)  Amount Previously Paid:
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          (2)  Form, Schedule or Registration Statement No.:
                                                            --------------------

          (3)  Filing Party:
                            ----------------------------------------------------

          (4)  Date Filed:
                          ------------------------------------------------------

                                [EGL, INC. LOGO]

                                                                  April 20, 2001

Dear Fellow Shareholder:

     You are cordially invited to attend the annual meeting of shareholders of EGL, Inc. to be held at 10:00 a.m. on Wednesday, May 23, 2001, at our corporate headquarters (located near George Bush Intercontinental Airport), 15350 Vickery Drive, Houston, Texas 77032.

     At the meeting, you will be asked to consider and vote upon:

     - the election of seven directors;

     - the approval of the appointment of our independent accountants; and

     - such other business as may properly come before the annual meeting or any adjournment of the annual meeting.

     We hope you will find it convenient to attend in person. Whether or not you expect to attend, to assure representation at the annual meeting and the presence of a quorum, please date, sign and promptly mail the enclosed proxy in the return envelope provided.

     A copy of our 2000 annual report to shareholders is also enclosed.

                                Sincerely,

                                /s/ JAMES R. CRANE
                                James R. Crane
                                President, Chief Executive Officer and
                                Chairman of the Board

                                   EGL, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 23, 2001

To the Shareholders of EGL, Inc.:

     NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of EGL, Inc. will be held at our corporate headquarters (located near George Bush Intercontinental Airport), 15350 Vickery Drive, Houston, Texas 77032, on Wednesday, May 23, 2001, at 10:00 a.m., for the following purposes:

          (1) to elect seven members to the Board of Directors for the ensuing year;

          (2) to approve the appointment of PricewaterhouseCoopers LLP as our independent accountants for the fiscal year ending December 31, 2001; and

          (3) to transact such other business as may properly come before the meeting.

     We have fixed the close of business on April 20, 2001 as the record date for determining shareholders entitled to notice of, and to vote at, the annual meeting or any adjournment of the annual meeting.

     You are cordially invited to attend the annual meeting in person. Even if you plan to attend the annual meeting, you are requested to mark, sign, date and return the accompanying proxy as soon as possible.

                                            By Order of the Board of Directors

                                            /s/ MICHAEL D. SLAUGHTER
                                            Michael D. Slaughter
                                            Secretary

April 20, 2001
15350 Vickery Drive
Houston, Texas 77032

                                   EGL, INC.
                              15350 VICKERY DRIVE
                              HOUSTON, TEXAS 77032

                             ---------------------
                                PROXY STATEMENT
                             ---------------------

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of EGL, Inc., a Texas corporation, to be voted at the 2001 annual meeting of shareholders to be held at our corporate headquarters (located near George Bush Intercontinental Airport), 15350 Vickery Drive, Houston, Texas 77032, on Wednesday, May 23, 2001, at 10:00 a.m., and any and all adjournments of the annual meeting.

     This statement and the accompanying form of proxy are first being mailed to shareholders on or about April 24, 2001. In addition to the solicitation of proxies by mail, our regular officers and employees may, without additional compensation, solicit the return of proxies by mail, telephone, telegram or personal contact. We will pay the cost of soliciting proxies in the accompanying form. We will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock.

VOTING OF SECURITIES

     Shareholders of record as of April 20, 2001, the record date for determining persons entitled to notice of, and to vote at, the annual meeting, are entitled to vote on all matters at the annual meeting and at any adjournments of the annual meeting. On that date, our issued and outstanding capital stock consisted of 47,471,699 shares of common stock, par value $0.001 per share, each of which shares is entitled to one vote on each matter submitted to a vote of shareholders. Cumulative voting is not allowed. No other voting class of stock is outstanding. The holders of a majority of the shares entitled to vote at the annual meeting, represented in person or by proxy, constitute a quorum for the transaction of business at the annual meeting.

     All duly executed proxies received prior to the annual meeting will be voted in accordance with the choices specified thereon and, in connection with any other business that may properly come before the meeting, in the discretion of the persons named in the proxy. As to any matter for which no choice has been specified in the proxy, the shares represented thereby will be voted by the persons named in the proxy, to the extent applicable:

     - for the election as a director of each nominee listed in this proxy statement;

     - for the appointment of PricewaterhouseCoopers LLP as our independent accountants for the year ending December 31, 2001; and

     - in the discretion of the persons named in the proxy in connection with any other business that may properly come before the annual meeting.

     A shareholder giving a proxy may revoke it at any time before it is voted at the annual meeting by delivering written notice to the Secretary or by delivering a properly executed proxy bearing a later date. A shareholder who attends the annual meeting may, if he or she wishes, vote by ballot at the annual meeting, and that vote will cancel any proxy previously given. Attendance at the annual meeting will not in itself, however, constitute the revocation of a proxy.

     Proxies indicating shareholder abstentions will be counted for purposes of determining whether there is a quorum at the annual meeting but will not be voted on any matter and, therefore, will have the same effect as a vote against a matter, except in the case of director elections, which are determined by a plurality of votes cast, as to which those abstentions will have no effect.

     Shares held by brokers or nominees for which instructions have not been received from the beneficial owners or persons entitled to vote and for which the broker or nominee does not have discretionary power to vote on a particular matter will be counted for purposes of determining whether there is a quorum at the annual meeting but will not be voted on a particular matter for which the broker has no discretionary power and thus will be disregarded in the calculation of the percentage of votes in favor of that matter (even though those shares may be considered as entitled to vote or be voted on other matters).

     Votes cast by proxy or in person at the annual meeting will be counted by the persons appointed as election inspectors for the annual meeting.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The table below sets forth information concerning the shares of our common stock beneficially owned, as of February 28, 2001, by each director, director nominee, our named executive officers who were serving at the end of our last fiscal year and by all named executive officers and directors as a group. We are not aware of any other person or entity who beneficially owns in excess of 5% of our common stock (based solely on a review of statements filed pursuant to Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, with respect to the ownership of our securities as of December 31, 2000).

     Except as indicated, each individual or entity has sole voting power and sole investment power over all shares listed.

                                                                                 PERCENT OF
                                                          AMOUNT AND NATURE OF    STOCK(2)
NAME AND ADDRESS OF BENEFICIAL OWNER (1)                  BENEFICIAL OWNERSHIP   (ROUNDED)
----------------------------------------                  --------------------   ----------
James R. Crane(3)......................................        11,663,638           24.4%
E. Joseph Bento (4)....................................            56,050              *
Elijio V. Serrano (5)..................................            10,629              *
Ronald E. Talley (6)...................................            96,491              *
John C. McVaney (7)....................................            56,400              *
Frank J. Hevrdejs (8)..................................            85,000              *
Neil E. Kelley (9).....................................            79,067              *
Norwood W. Knight-Richardson (10)......................            35,000              *
Rebecca A. McDonald (11)...............................            32,500              *
William P. O'Connell (12)..............................            30,000              *
Peter Gibert (13)......................................         1,223,250            2.6%
Executive Officers and Directors as a Group (11
  persons)(14).........................................        13,368,025           28.0%

---------------

  *  Less than 1%.

 (1) The business address of each director and executive officer is c/o EGL, Inc., 15350 Vickery Drive, Houston, Texas 77032.

 (2) The table includes shares of common stock that can be acquired through the exercise of options, warrants or convertible securities within 60 days of February 28, 2001. The percent of the class owned by each person has been computed assuming the exercise of all options, warrants and convertible securities deemed to be beneficially owned by that person, and assuming that no options, warrants or convertible securities held by any other person have been exercised.

 (3) Includes 200,000 shares and 150,000 shares of EGL common stock pledged to Goldman Sachs Financial Markets, L.P. ("GSFM") and DLJ Cayman Islands, LDC ("DLJCI"), respectively, in connection with two variable pre-paid share forward agreements executed in March 2001. Under the terms of the GSFM agreement, Mr. Crane has agreed to sell up to 200,000 shares of our common stock to GSFM on or about March 1, 2004. The actual number of shares to be sold to GSFM will be based on the closing price of our common stock on such date. Under the terms of the DLJCI agreement, Mr. Crane has agreed to sell up to 150,000 shares of our common stock to DLJCI on or about March 15, 2004. The actual number of shares to be sold to DLJCI will be based on the closing price of our common stock during a five-day period prior to March 15, 2004. Under both agreements, Mr. Crane has the option of settling in cash instead of delivering shares of EGL common stock.

 (4) Includes 41,350 shares issuable upon the exercise of stock options.

 (5) Includes 10,000 shares issuable upon the exercise of stock options.

 (6) Includes 96,491 shares issuable upon the exercise of stock options.

 (7) Includes 56,400 shares issuable upon the exercise of stock options.

 (8) Includes 55,000 shares issuable upon the exercise of stock options.

 (9) Includes 55,000 shares issuable upon the exercise of stock options and 5,000 shares owned by an entity 50%-owned by Mr. Kelley.

(10) Includes 34,400 shares issuable upon the exercise of stock options.

(11) Includes 32,500 shares issuable upon the exercise of stock options.

(12) Includes 30,000 shares issuable upon the exercise of stock options.

(13) Includes 218,750 shares issuable upon the exercise of stock options.

(14) Includes 629,891 shares issuable upon the exercise of stock options.

                                   PROPOSAL I

                             ELECTION OF DIRECTORS

     The persons designated as proxies in the enclosed proxy card intend, unless the proxy is marked with contrary instructions, to vote for the following nominees as directors to serve until the 2002 annual meeting of shareholders and until their successors have been duly elected and qualified:

     - Mr. James R. Crane;

     - Mr. Peter Gibert;

     - Mr. Frank J. Hevrdejs;

     - Mr. Neil E. Kelley;

     - Dr. Norwood W. Knight-Richardson;

     - Ms. Rebecca A. McDonald; and

     - Mr. Elijio V. Serrano.

     William P. O'Connell, one of our current directors, is not standing for re-election. The Board of Directors has no reason to believe that any nominee for election as a director will not be a candidate or will be unable to serve, but if for any reason one or more of these nominees is unavailable as a candidate or unable to serve when election occurs, the persons designated as proxies in the enclosed proxy card, in the absence of contrary instructions, will in their discretion vote the proxies for the election of any of the other nominees or for a substitute nominee or nominees, if any, selected by the Board of Directors. The affirmative vote of a plurality of the votes cast at the annual meeting is required for the election of each nominee for director.

NOMINEES

     The following sets forth information concerning the seven nominees for election as directors at the annual meeting, including information as to each nominee's age as of February 28, 2001, position with EGL (if any) and business experience during the past five years. Each nominee has consented to being named in the proxy statement and to serve if elected.

     James R. Crane, age 47, is our Chairman and Chief Executive Officer and has served as our President and one of our directors since he founded EGL in March 1984. Prior to the organization of EGL, Mr. Crane was employed by other air freight forwarders. Mr. Crane has a total of 18 years experience in the transportation industry. Mr. Crane is also a director of HCC Insurance Holdings, Inc. and Source One Spares, Inc.

     Peter Gibert, age 58, has been a director of the EGL since October 2000. Mr. Gibert is managing director of our subsidiaries in Spain and Portugal. Mr. Gibert served as the Interim Chairman and Chief Executive Officer of Circle International Group, Inc. from May 2000 until October 2000, when EGL and Circle International Group, Inc. completed a merger. Mr. Gibert served as a director of Circle International

Group, Inc. from 1992 until 2000, as its Chairman from 1993 until 1998 and as its Chief Executive Officer from 1992 until 1998.

     Frank J. Hevrdejs, age 55, has served as a director since December 1995. Mr. Hevrdejs is the President of The Sterling Group, L.P. (formerly The Sterling Group, Inc.), a private financial organization engaged in the acquisition and ownership of operating businesses. Mr. Hevrdejs was a co-founder and has been a principal of The Sterling Group since 1982 and served as its President from 1982 to 1989 and from 1994 to present. Mr. Hevrdejs serves as a director of the following: First Sterling Ventures Corp. (Chairman since 1989), Enduro Holdings, Inc. (Chairman since 1993), Fibreglass Holdings, Inc. (Chairman since 1989), Mail-Well, Inc., Sterling Chemicals, Inc. and J.P. Morgan Chase & Co. (Houston Advisory Board).

     Neil E. Kelley, age 41, has served as a director since September 1995. Mr. Kelley is currently the Managing Partner of TechQuest Capital Partners, a Houston- and Boston-based venture capital company. He is also a principal and board member of Genesis Park LP, a Houston-based private investment company. Previously, Mr. Kelley was the Chairman of Avista Energy, a national energy trading and marketing company from 1999 to 2000. Mr. Kelley was the Vice-Chairman and a senior partner of the Vitol Group of Companies, an international oil supply, trading and refining company, where he worked from 1983 to 1998. Mr. Kelley also serves on the board of Quantum Energy Technologies, an energy technology development company based in Boston, and the U.S. Oil Company, a Wisconsin-based petroleum distribution company.

     Norwood W. Knight-Richardson, age 53, has served as a director since May 1998. Dr. Knight-Richardson has served as the Medical Director of and a practicing physician for Legacy Health Care/CareMark Behavioral Health Services, a private behavioral health services company, since August 1998. He has served as the President and Chief Medical Officer of Continuum Healthcare Services, Inc. from December 1997 to August 1998 and the Practicing Physician and Director of University Behavioral Health Services from 1996 to December 1997. Dr. Knight-Richardson was the Founder, President and Chief Executive Officer of the Richardson Clinics from 1992 to 1996. Before that time, Dr. Knight-Richardson held several positions including that of Vice President in the International Division of Bank of America. Dr. Knight-Richardson has also held faculty positions at several medical schools and is currently clinical associate professor at Baylor College of Medicine in Houston, Texas as well as Division Chief of Corporate Psychiatry and Adjunct Professor of Oregon Health Services University.

     Rebecca A. McDonald, age 48, has served as a director since February 1999. Ms. McDonald has been Chairman and Chief Executive Officer of Enron Global Assets since November 2000. Prior to this, she was Chairman and Chief Executive Officer of Enron Asia-Pacific, Africa and China, beginning in July 1999. From February 1999 to July 1999, she served as Executive Managing Director of Enron International. She was President and CEO of Amoco Energy Development Company from 1994 to 1999. Before joining Amoco, Ms. McDonald was President of Tenneco Energy Services from 1991 to 1993 and was Vice President for Strategic Planning for Tenneco Gas Company during 1991. Ms. McDonald is member of the Chairman's Council of the US-ASEAN Business Council, a member of the advisory board of the Natural Gas Association of Houston and was a founding member of the Mercosur Council. She also serves as an outside director for Granite Construction Company, a builder of roads, dams, bridges and other infrastructure-related projects and a producer of rock, sand, gravel, asphalt and other road building and construction materials.

     Elijio V. Serrano, age 43, joined EGL as Chief Financial Officer in October 1999 and was elected a director in February 2000. From 1998 to 1999, he served as Vice President and General Manager for a Geco-Prakla business unit at Schlumberger Limited, an international oilfield services company. From 1992 to 1998, Mr. Serrano served as controller for various Schlumberger business units. During 1982 to 1992, he served in various financial management positions within the Schlumberger organization.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

  Meetings of the Board

     Our Board of Directors held eight meetings during the fiscal year ended December 31, 2000, and transacted business on twelve occasions during the fiscal year by unanimous written consent.

  Audit Committee

     The Audit Committee consists of Messrs. O'Connell, Kelley, Hevrdejs, Dr. Knight-Richardson and Ms. McDonald. The Audit Committee's purpose is to assist the Board of Directors in fulfilling its oversight responsibilities relating to our accounting, auditing and financial reporting practices and processes, including:

     - monitoring the integrity of our financial reporting process and systems of internal controls regarding finance and accounting;

     - monitoring the independence and performance of our outside auditors and our internal auditing department; and

     - providing avenues of communication among the outside auditors, management, the internal auditing department and the Board of Directors.

     The Audit Committee also recommends to the Board of Directors the independent public accountants to be selected to audit our annual financial statements and reviews the fees charged for audits and for any non-audit engagements. The Audit Committee's findings and recommendations are reported to management and the Board of Directors for appropriate action. The Audit Committee met on four occasions during 2000. The report of the Audit Committee is included below.

  Compensation Committee

     The Compensation Committee consists of Messrs. O'Connell and Kelley, Dr. Knight-Richardson and Ms. McDonald. The function of the Compensation Committee is to consider and act upon management's recommendations to the Board of Directors on salaries, bonuses and other forms of compensation for our executive officers and certain other key employees. The Compensation Committee has been appointed by the Board of Directors to administer our stock option plans. The Compensation Committee met during a regularly scheduled Board meeting in 2000 and also acted through informal meetings at other times during the year. The report of the Compensation Committee is included below.

  Nominating Committee

     The Nominating Committee consists of Messrs. Kelley, Hevrdejs and Dr. Knight-Richardson. The functions of the Nominating Committee are to make non-binding recommendations with respect to the nomination of directors to serve on our Board of Directors for the Board of Directors' final determination and approval and any other duties that may be assigned by the Board of Directors from time to time. Shareholders who wish to nominate persons for election to the Board of Directors must comply with the provisions of the bylaws that are described more fully below under "Shareholder Proposals for Next Annual Meeting." The Nominating Committee did not meet during 2000.

  Attendance at Meetings

     During the fiscal year ended December 31, 2000, each director attended at least 75% of the aggregate of the total number of Board of Directors' meetings and of meetings of committees of the Board of Directors on which that director served.

COMPENSATION OF OUTSIDE DIRECTORS

     Directors not employed by EGL or any of our subsidiaries, whom we call outside directors, receive an annual retainer of $10,000. Directors who are also our employees receive no payment for serving as directors. All directors are reimbursed for travel and lodging expenses of attending meetings. Under our non-employee director stock option plan, each current outside director was granted options to purchase 30,000 (as adjusted for the two-for-one stock split, effective August 1, 1996, and the three-for-two stock split, effective August 30, 1999) shares of common stock, generally on the date that person first became an outside director of the company.

     The non-employee stock option plan was amended in 2000 to provide that each additional outside director will also be automatically granted nonqualified options to purchase 10,000 shares of common stock upon joining the Board of Directors and that each outside director serving on the day after the date of the annual meeting of shareholders will automatically be granted options to purchase an additional 2,500 shares of common stock, subject to the availability for issuance of those shares under the non-employee director plan.

     Options under this plan become exercisable on the day before the annual meeting of shareholders following the date of grant. During the fiscal year ended December 31, 2000, options to purchase 2,500 shares were granted to each of Messrs. O'Connell, Kelley, Hevrdejs and Knight-Richardson and to Ms. McDonald at an exercise price per share of $26.56.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the annual and long-term compensation for the chief executive officer and named executive officers with annual salary and bonus in excess of $100,000 as well as the total compensation paid to each named executive for our fiscal years ended December 31, 2000, and September 30, 1999 and 1998.

                                                                                          LONG-TERM
                                                                                         COMPENSATION
                                                                                            AWARDS
                                                       ANNUAL                         ------------------
                                                  COMPENSATION(2)       SECURITIES
NAME AND                             FISCAL     --------------------    UNDERLYING        ALL OTHER
PRINCIPAL POSITION                   YEAR(1)    SALARY($)   BONUS($)    OPTIONS(#)    COMPENSATION($)(3)
------------------                  ---------   ---------   --------   ------------   ------------------
James R. Crane....................    2000      $521,066    $338,650       20,000           $    0
  President, Chief Executive          1999      $521,066    $341,748           --           $7,500
  Officer and Chairman                1998      $521,066    $235,518           --           $9,459

Elijio V. Serrano.................    2000      $188,461    $ 99,178       19,000           $8,000
  Chief Financial Officer(4)

E. Joseph Bento...................    2000      $211,538    $152,500       44,000           $8,000
  President, North America and        1999      $200,000    $177,915           --           $7,500
  Chief Marketing Officer(5)          1998      $160,000    $128,979       37,500           $7,500

Ronald E. Talley..................    2000      $211,538    $152,500       19,000           $8,000
  Chief Operating Officer,            1999      $200,000    $262,915           --           $7,500
    Domestic                          1998      $182,000    $128,978       75,000           $7,500

John C. McVaney...................    2000      $200,000    $152,500       19,000           $8,000
  Executive Vice President            1999      $200,000    $162,915           --           $7,500
                                      1998      $182,000    $ 94,736       90,000           $7,500

---------------

(1) In July 2000, we determined to change our fiscal year end to December 31 beginning with the December 31, 2000 year end. Prior to that determination, our fiscal years ended on September 30. During the three-month transition period from October 1, 1999 to December 31, 1999, each of our named executive officers was paid his customary monthly salary.

(2) For fiscal years 1998, 1999 and 2000, the named executives did not receive any annual compensation not properly categorized as salary or bonus, except for certain perquisites and other personal benefits which are not shown because the aggregate amount of such compensation, if any, for each named executive during each of those fiscal years did not exceed the lesser of $50,000 or 10% of total salary and bonus reported for that named executive.

(3) For fiscal year 1998, all other compensation consists of premiums of $1,959 paid by EGL under a disability insurance policy for Mr. Crane and contributions of $7,500 by EGL under our 401(k) profit sharing plan for each named executive. For fiscal year 1999, all other compensation consists of contributions of $7,500 by EGL under our 401(k) profit sharing plan for each named executive. For fiscal year 2000, all other compensation consists of contributions of $8,000 by EGL under our 401(k) profit sharing plan for each named executive, except Mr Crane.

(4) Mr. Serrano joined EGL as Chief Financial Officer in October 1999.

(5) Mr. Bento became an executive officer in September 2000.

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                             INDIVIDUAL GRANTS
                        ---------------------------                                 POTENTIAL REALIZABLE VALUE AT
                         NUMBER OF      % OF TOTAL                                     ASSUMED ANNUAL RATES OF
                         SECURITIES    OPTIONS/SARS                                 STOCK PRICE APPRECIATION FOR
                         UNDERLYING     GRANTED TO                                         OPTION TERM(3)
                        OPTIONS/SARS   EMPLOYEES IN   EXERCISE PRICE   EXPIRATION   -----------------------------
NAME                      GRANTED      FISCAL YEAR     ($/SHARE)(1)     DATE(2)          5%             10%
----                    ------------   ------------   --------------   ----------   ------------   --------------
James R. Crane........     20,000          1.24%          $25.06       12/15/2007     $204,059       $  475,544
Elijio V. Serrano.....      4,000                         $23.00       05/01/2007     $ 37,453       $   87,282
                           15,000                         $25.06       12/15/2007     $153,044       $  356,658
                           ------                                                     --------       ----------
                           19,000          1.18%                                      $190,497       $  443,940
E. Joseph Bento.......     25,000                         $32.69       02/01/2007     $322,677       $  775,280
                            4,000                         $23.00       05/01/2007     $ 37,453       $   87,282
                           15,000                         $25.06       12/15/2007     $153,044       $  356,658
                           ------                                                     --------       ----------
                           44,000          2.73%                                      $513,174       $1,219,220
Ronald E. Talley......      4,000                         $23.00       05/01/2007     $ 37,453       $   87,282
                           15,000                         $25.06       12/15/2007     $153,044       $  356,658
                           ------                                                     --------       ----------
                           19,000          1.18%                                      $190,497       $  443,940
John C. McVaney.......      4,000                         $23.00       05/01/2007     $ 37,453       $   87,282
                           15,000                         $25.06       12/15/2007     $153,044       $  356,658
                           ------                                                     --------       ----------
                           19,000          1.18%                                      $190,497       $  443,940

---------------

(1) The exercise price of the options granted is equal to the market value of our common stock on the date of grant.

(2) All option awards granted to the named executives in 2000 are exercisable in annual increments equal to 20% of the initial grant, commencing one year from date of grant, and have a term of seven years.

(3) Potential realizable value of each grant assumes that the market prices of the underlying security appreciates at annualized rates of 5% and 10% over the term of the award. Actual gains, if any, on stock option exercises are dependent on the future performance of our common stock and overall market conditions. There can be no assurance that the amounts reflected on this table will be achieved.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information with respect to the exercise of stock options and the unexercised options to purchase our common stock held by the named executives at December 31, 2000:

                                                         NUMBER OF SECURITIES
                                                        UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                           OPTIONS AT FISCAL           IN-THE-MONEY OPTIONS
                         SHARES                               YEAR-END(#)            AT FISCAL YEAR-END($)(2)
                       ACQUIRED ON   VALUE REALIZED   ---------------------------   ---------------------------
NAME                   EXERCISE(#)       ($)(1)       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                   -----------   --------------   -----------   -------------   -----------   -------------
James R. Crane.......        --               --            --         20,000       $        0      $      0
Elijio V. Serrano....        --               --        10,000         59,000       $        0      $  3,760
E. Joseph Bento......    12,500         $341,347        54,750         66,500       $  977,423      $105,460
Ronald E. Talley.....    29,000         $751,249        91,491         68,500       $1,231,037      $238,750
John C. McVaney......        --               --        37,200         89,200       $  288,312      $446,752

---------------

(1) Value realized is calculated based on the difference between the option exercise price and the closing market price of our common stock on the date of exercise, multiplied by the number of shares underlying the options exercised.

(2) Value of unexercised in-the-money options is calculated based upon the difference between the option price and the closing market price of our common stock at fiscal year-end, multiplied by the number of shares underlying the options. The closing market price of our common stock, as reported on the NASDAQ Stock Market on December 29, 2000, was $23.94.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Our executive compensation programs are designed to attract and retain highly qualified executives and to motivate them to maximize shareholder returns by achieving both our short- and long-term strategic goals. The programs link each executive's compensation directly to individual and company performance. A significant portion of each executive's total compensation is variable and dependent upon the attainment of strategic and financial goals, individual performance objectives and the appreciation in value of our common stock.

     There are three basic components to our performance-based compensation system:

     - base pay;

     - annual incentive bonus; and

     - long-term equity-based incentive compensation.

     Each component is addressed in the context of individual and company performance and competitive conditions. In determining competitive compensation levels, we analyze data that includes information regarding the general freight forwarding industry as well as other transportation companies. A comparison of our financial performance with that of the companies and indices shown in the performance graph included in this proxy statement is only one of the many factors considered by the Compensation Committee to determine executive compensation.

     Actual individual awards and changes in remuneration to the individual executives are determined by the Compensation Committee. Our Chief Executive Officer works with the Compensation Committee in the design of the plans and makes recommendations to the Compensation Committee regarding the salaries and bonuses of our employees that report directly to him. Grants or awards of stock, including stock options, are individually determined and administered by the Compensation Committee.

     Following the completion of our initial public offering, the Compensation Committee, in fiscal 1996, restructured the compensation arrangements with our executive officers by adjusting the base salary for each executive officer to a level generally comparable to that of other companies in the freight forwarding industry and implementing an executive incentive plan pursuant to which each executive officer is eligible to receive an annual cash bonus as described in more detail below. In fiscal 2000, awards to executive officers as a group reflected the following:

     - our continued growth in revenues and earnings;

     - continued progress toward strategic goals such as continued market expansion and enhancements to our management information systems;

     - the performance of our common stock; and

     - changes in our operating margin.

     The initial determination of awards to executive officers described below was based on the achievement of specified growth objectives for the twelve-month period ending September 30, 2000. Our operations after that date were significantly impacted by our merger with Circle International Group, Inc. We did not include Circle's results of operations in the calculations for determining whether our executive officers had achieved specified growth objectives.

  Base Pay

     Base pay is designed to be competitive with salary levels for comparable executive positions at other freight forwarding service companies, and the Compensation Committee reviews such comparable salary information as one factor to be considered in determining the base pay for our executive officers. Other factors the Compensation Committee considers in determining base pay for each of the executive officers are that officer's responsibilities, experience, leadership, potential future contribution and demonstrated individual performance, as measured against strategic management objectives such as maintaining customer satisfaction, strengthening market share, expanding the markets for our services, enhancing our management information systems and attaining certain financial objectives. The types and relative importance of specific financial and other business objectives vary among our executives depending on their positions and the particular operations and functions for which they are responsible. Our philosophy and practice is to place a significant emphasis on the incentive components of compensation.

  Annual Incentive Bonus

     To establish baseline criteria for use in calculating the amount of cash bonuses paid to executive officers, we established an executive incentive plan in which each of our executive officers participates. Pursuant to this plan, each of our executive officers is eligible to receive an annual cash bonus, the "target" level of which is set with reference to the company-wide managers' bonus program and competitive conditions. These target levels are intended to motivate our executives by providing bonus payments for the achievement of financial and operational goals within our business plan. An executive receives a percentage of his target bonus, depending primarily upon the extent to which that executive has achieved the specific sales and operating goals for that executive that have been set by the Compensation Committee and the Board of Directors and included in the executive incentive plan.

     Although the executive incentive plan provides the Compensation Committee with specific criteria for use in determining bonuses, bonuses may exceed the target amount if our performance in the judgment of the Compensation Committee exceeds the goals set forth in that plan. Furthermore, the Compensation Committee may in its discretion consider business achievements and other criteria not set forth in the executive incentive plan in determining the final amount of the annual bonus to be paid to each executive officer. Based solely on the criteria in the executive incentive plan, each of Messrs. Crane, Serrano, Bento, Talley and McVaney would have received 65%, 52%, 72%, 72% and 76%, respectively, of their respective maximum "target" amounts.

  Long-Term Equity-Based Compensation

     Long-term equity-based compensation is tied directly to shareholder return. Under our long-term incentive plan, long-term incentive compensation consists of stock options, which generally vest in 20% increments in each of the five years following the date of the grant, although vesting can be accelerated if deemed appropriate by the Compensation Committee. The exercise price of stock options granted is equal to the fair market value of our common stock on the date of grant; accordingly, executives receiving stock options are rewarded only if the market price of our common stock appreciates.

     Stock options are thus designed to align the interests of our executives with those of our shareholders by encouraging our executives to enhance EGL's value and, hence, the price of our common stock and each shareholder's return.

     In determining whether to grant executive officers stock options under the plan, the Compensation Committee considers factors, including:

     - the executive's current ownership stake in the company;

     - the degree to which increasing that ownership stake would provide the executive with additional incentives for future performance;

     - the likelihood that the grant of those options would encourage the executive to remain with us;

     - prior option grants (including the size of previous grants and the number of options held); and

     - the value of the executive's service to us.

     In December 2000, the Board of Directors granted each named executive officer options to purchase shares of our common stock in an effort to further align the interests of our named executive officers with our interests.

  Compensation of the Chief Executive Officer

     In reviewing Mr. Crane's performance, the Compensation Committee focused primarily on our performance in 2000, including a 40% increase in net sales and a net income margin of 4.1% of net sales. We did not include Circle's results of operations in the calculations for determining whether Mr. Crane achieved specified growth objectives.

     The Compensation Committee compared these performance measures against the goals under the executive incentive plan. Under the executive incentive plan, Mr. Crane was eligible to receive a maximum incentive bonus of $338,650, which was the bonus awarded to him.

     We awarded Mr. Crane options to purchase 20,000 shares of our common stock in an effort to further align his interests with our interests and in view of his reduction in base salary from $521,066 to $495,013.

  Conclusion

     Executive compensation is an evolving field. The Compensation Committee monitors trends in this area, as well as changes in law, regulation and accounting practices, that may affect either its compensation practices or its philosophy. Accordingly, the Compensation Committee reserves the right to alter its approach in response to changing conditions.

                                            THE COMPENSATION COMMITTEE

                                            William P. O'Connell
                                            Neil E. Kelley
                                            Norwood W. Knight-Richardson
                                            Rebecca A. McDonald

SECTION 162(m) OF THE INTERNAL REVENUE CODE

     Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits (to $1 million per covered executive) the deductibility for federal income tax purposes of annual compensation paid to a company's chief executive officer and each of its other four most highly compensated executive officers. All options previously granted under our incentive plan qualify for an exemption from the application of Section 162(m) of the Internal Revenue Code, thereby preserving the deductibility for federal income tax purposes of compensation that may be attributable to the exercise of such options.

EMPLOYMENT ARRANGEMENTS

     During the fiscal year ended December 31, 2000, we were a party to employment agreements with each of the named executives, except E. Joseph Bento. The following chart shows the annual base salaries that we will pay the named executives pursuant to those agreements:

NAME AND POSITION                                              ANNUAL SALARY
-----------------                                              -------------
James R. Crane..............................................     $495,013
  President, Chairman and Chief Executive Officer
Elijio V. Serrano...........................................     $237,500
  Chief Financial Officer and Director
Ronald E. Talley............................................     $237,500
  Chief Operating Officer, Domestic
John C. McVaney.............................................     $200,000
  Executive Vice President

     We pay Mr. E. Joseph Bento an annual base salary of $237,500. In addition to annual base salaries, we expect, subject to certain conditions, to pay the executives an annual cash bonus pursuant to the terms of the executive incentive plan. The fiscal 2001 cash incentive under such plan, assuming all goals are met, is 100% of base salary for each of the named executive officers.

     Each of the employment agreements provides that it continues in effect until terminated by either EGL or the executive pursuant to its terms. Both EGL and the executive have the right to terminate the agreement upon advance written notice specified in such agreement. We have the right to terminate the agreement for cause immediately upon notice to the executive of our decision to terminate the executive. Each agreement includes a covenant of the executive not to compete with EGL during the term of the agreement and for a period specified in such agreement following its termination. The employment agreements for Messrs. Crane, Serrano, Talley and McVaney continue in effect for fiscal 2001.

AUDIT COMMITTEE REPORT

     The Audit Committee's purpose is to assist the Board of Directors in its oversight of EGL's internal controls and financial statements and the audit process. The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are "independent," as required by applicable standards of the Nasdaq Stock Market. The Audit Committee operates pursuant to a written charter adopted by our Board of Directors; a copy of the current Audit Committee charter is attached to this proxy statement as Appendix A.

     Management is responsible for the preparation, presentation and integrity of EGL's financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors, PricewaterhouseCoopers LLP, are responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

     In performing its oversight role, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect. The Audit Committee has also considered whether the provision of information technology consulting services relating to financial information systems design and implementation and other non-audit services by the independent auditors is compatible with maintaining the auditors' independence and has discussed with the auditors the auditors' independence.

     Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to below and in the charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

     The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that PricewaterhouseCoopers LLP is in fact "independent."

                                            THE AUDIT COMMITTEE

                                            William P. O'Connell
                                            Neil E. Kelley
                                            Frank J. Hevrdejs
                                            Norwood W. Knight-Richardson
                                            Rebecca A. McDonald

PERFORMANCE GRAPH

     The following graph presents a comparison of the yearly percentage change in the cumulative total return on our common stock over the period from December 29, 1995 to December 31, 2000, with the cumulative total return of the S&P 500 Index and of the Dow Jones Air Freight Index of publicly traded companies over the same period. The Dow Jones Air Freight Index consists of the following companies: Airborne Inc., Atlas Air, Inc., EGL, Inc., Expeditors International of Washington, Inc., FDX Corporation and United Parcel Service Inc.

     The graph assumes that $100 was invested on December 29, 1995 in our common stock at a price of $8.75 per share (as adjusted for subsequent two-for-one and three-for-two stock splits) and in each of the other two indices and the reinvestment of all dividends, if any.

     The graph is presented in accordance with Securities and Exchange Commission requirements. Shareholders are cautioned against drawing any conclusions from the data contained therein, as past results are not necessarily indicative of future financial performance.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                      AMONG EGL, INC., THE S & P 500 INDEX
                      AND THE DOW JONES AIR FREIGHT INDEX
[PERFORMANCE GRAPH]

                                                                                                              DOW JONES AIR
                                                        EGL, INC.                   S & P 500                    FREIGHT
                                                        ---------                   ---------                 -------------
12/95                                                    100.00                      100.00                      100.00
9/96                                                     198.10                      115.18                       87.16
9/97                                                     255.24                      161.76                      159.53
9/98                                                     106.67                      176.39                       92.19
9/99                                                     342.14                      255.44                      146.89
12/00                                                    273.57                      235.41                      174.37

* $100 INVESTED ON 12/29/95 IN STOCK OR INDEX-INCLUDING REINVESTMENT OF DIVIDENDS. EGL'S FISCAL YEAR ENDS ON DECEMBER 31. PRIOR TO JULY 2, 2000, EGL'S FISCAL YEAR ENDED ON SEPTEMBER 30.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     For the year ended December 31, 2000, the Compensation Committee of the Board of Directors was comprised of Messrs. O'Connell and Kelley, Dr. Knight-Richardson and Ms. McDonald.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires that our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes of ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required by Securities and Exchange Commission regulations to furnish EGL with copies of all such forms they file.

     Based solely on our review of the copies of such forms received by us and on written representations by our officers and directors regarding their compliance with the filing requirements, we believe that during the fiscal year ended December 31, 2000, all reports required by Section 16(a) to be filed by our directors, officers and greater than 10% beneficial owners were filed on a timely basis, except that an Initial Statement of Beneficial Ownership on Form 3 for Peter Gibert was filed late.

CERTAIN RELATIONSHIPS, TRANSACTIONS AND AGREEMENTS

  Aircraft Leasing Companies

     James R. Crane, our Chairman, President and Chief Executive Officer, holds interests in two entities (one of which is 50% owned and one of which is wholly owned by Mr. Crane) that lease passenger aircraft to us. From time to time, our employees use these aircraft in connection with travel associated with our business, for which we make payments to those entities. Prior to November 1, 2000, we were charged for our actual usage on an hourly basis. We paid these entities approximately $1,417,000 under this arrangement for the ten-month period ended October 31, 2000. On October 30, 2000, our Board of Directors approved a change in this arrangement whereby we would reimburse Mr. Crane for approximately $112,000 in monthly lease obligations and we would bill Mr. Crane for any use of the aircraft unrelated to EGL business on an hourly basis. During the period from November 1, 2000 to December 31, 2000, we reimbursed Mr. Crane for $224,000 in monthly lease payments on the aircraft and billed Mr. Crane for $53,000 for use of the aircraft which was unrelated to our operations.

  Acquisition of Miami Air International, Inc.

     In July 2000, we purchased 24.5% of the outstanding common stock of Miami Air International, Inc., a privately held domestic and international charter airline headquartered in Miami, Florida, for approximately $6.3 million in cash in a stock purchase transaction. Our primary objective for engaging in the transaction was to develop a business relationship with Miami Air in order to obtain access to an additional source of reliable freight charter capacity. In the transaction, certain stockholders of Miami Air sold 82% of the aggregate number of outstanding shares of Miami Air common stock to private investors, including EGL, James R. Crane and Frank J. Hevrdejs, a member of our Board of Directors. Mr. Crane purchased 19.2% of the outstanding common stock for approximately $4.7 million in cash, and Mr. Hevrdejs purchased 6.0% of the outstanding common stock for approximately $1.5 million in cash.

     In connection with the closing of the transaction, Miami Air and EGL entered into an aircraft charter agreement whereby Miami Air agreed to convert certain of Miami Air's passenger aircraft to cargo aircraft and to provide aircraft charter services to EGL for a three-year term, and we caused a $7 million standby letter of credit to be issued in favor of certain creditors for Miami Air to assist Miami Air in financing the conversion of its aircraft. Miami Air has agreed to pay EGL an annual fee equal to 3.0% of the face amount of the letter of credit and to reimburse EGL for any payments owed by EGL in respect of the letter of credit. As of December 31, 2000, Miami Air had borrowed approximately $2.1 million from its lender. There had been no draws against the $7.0 million standby letter of credit as of December 31, 2000. Additionally, during the year we paid Miami Air approximately $1.4 million under the aircraft charter agreement.

     Miami Air, each of the private investors and the continuing Miami Air stockholders also entered into a stockholders agreement under which:

     - Mr. Crane and Mr. Hevrdejs are obligated to purchase up to approximately $1.7 million and $0.5 million, respectively, worth of Miami Air's Series A preferred stock upon demand by the board of directors of Miami Air;

     - each of EGL and Mr. Crane has the right to appoint one member of Miami Air's board of directors; and

     - the other private investors in the stock purchase transaction, including Mr. Hevrdejs, collectively have the right to appoint one member of Miami Air's board of directors.

     As of December 31, 2000, directors appointed to Miami Air's board included Mr. Crane, Mr. Elijio Serrano (our Chief Financial Officer) and two others. The Series A preferred stock, if issued, (1) will not be convertible, (2) will have a 15.0% annual dividend rate and (3) will be subject to mandatory redemption in July 2006 or upon the prior occurrence of specified events.

  EGL Subsidiaries in Spain and Portugal

     In 1999, Circle sold a 49% interest in two Circle subsidiaries in Spain and Portugal to Peter Gibert, who relocated to Barcelona, Spain. Mr. Gibert currently serves as the managing director of both subsidiaries and is one of our directors.

     Circle's outside advisors determined the methodology for determining the value of the subsidiaries, which was deemed to be fair by a third-party valuation expert. The agreed purchase price was US$1,280,000, paid one-third at closing, and the balance to be paid in equal installments 18 and 36 months following closing. The two installment payments were evidenced by a promissory note bearing interest at six percent (6%) and secured by a pledge of Mr. Gibert's interest in the subsidiaries. The highest balance of the loan during the fiscal year ended December 31, 2000 was $856,000. As of April 1, 2001, the note had been paid in full.

     In addition, the purchase agreement provides Mr. Gibert with the right at his option to require Circle, and now EGL, to purchase his interest in the subsidiaries at a price based on the same valuation methodology. After December 31, 2005 (or earlier under certain circumstances), we have the right to require Mr. Gibert to sell his entire interest in the subsidiaries at a price based on the valuation methodology.

  Consulting Agreement

     In connection with Peter Gibert stepping down as Chief Executive Officer of Circle and relocating to Spain in 1999, Mr. Gibert entered into a consulting agreement with Circle pursuant to which he agreed to provide sales, marketing, strategic planning, acquisition, training and other assistance as reasonably requested wherever Circle has operations, other than in the United States, Spain and Portugal. The consulting agreement provided for annual compensation in the first year of $375,000 and annual compensation in the second and third years of $275,000 per year. The consulting agreement, which has a three-year term that commenced January 1, 1999, also prohibits Mr. Gibert, directly or indirectly, from competing against Circle during the term of the consulting agreement, plus six months thereafter.

     Upon returning to Circle as Interim Chief Executive Officer in May 2000, Mr. Gibert agreed to suspend the term of the consulting agreement until he was no longer an employee of Circle, which occurred in October 2000 as a result of our merger with Circle. The original term of the consulting agreement has been extended for a period equal to the period during which the consulting agreement was suspended.

  Source One Spares

     Mr. Crane, our Chairman, President and Chief Executive Officer, is a director and 24.9% shareholder of Source One Spares, Inc., a company specializing in the "just-in-time" delivery of overhauled flight control, nacelle, actuation and other rotable airframe components to commercial aircraft operators around the world.

In May 1999, we began subleasing a portion of our warehouse space in Houston, Texas and London, England to Source One Spares pursuant to a five-year sublease. Rental income was approximately $685,000 for the year ended December 31, 2000. During 2000, we billed Source One Spares approximately $515,000 for freight forwarding services.

  Tax Indemnification Agreement

     We have entered into a tax indemnification agreement with Mr. Crane, Douglas A. Seckel and two former officers and directors that provides for, among other things, the indemnification of those shareholders for any losses or liabilities with respect to any additional taxes (including interest, penalties and legal fees) resulting from our operations during the period we were an S corporation.

  Registration Rights Agreement

     EGL and Mr. Crane are parties to a stockholders' agreement dated as of October 1, 1994 that provides Mr. Crane with registration rights with respect to shares of our common stock held by him on the date of the agreement or purchased by him from us after that date. Mr. Crane may require us to effect six registrations of his securities and may require us to include his shares in other registrations we make. To date, Mr. Crane has effected one registration of his securities. We are required under the agreement to pay for the offering costs for these registrations.

                                   PROPOSAL 2

                     APPOINTMENT OF INDEPENDENT ACCOUNTANTS

GENERAL

     The Board of Directors has appointed, and recommends the approval of the appointment of, PricewaterhouseCoopers LLP, who have been our auditors since 1991, as independent accountants for the fiscal year ending December 31, 2001. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will be given the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

FEES OF PRICEWATERHOUSECOOPERS LLP

  Audit Fees

     The aggregate fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements for the fiscal year ended December 31, 2000 and for the reviews of the financial statements included in our quarterly reports on Form 10-Q for that fiscal year were $858,000, of which aggregate fees of $169,000 had been billed through December 31, 2000.

  Financial Information Systems Design and Implementation Fees

     PricewaterhouseCoopers LLP billed no fees for professional services rendered to EGL for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2000.

  All Other Fees

     The aggregate fees billed by PricewaterhouseCoopers LLP for services rendered to EGL, other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees," for the fiscal year ended December 31, 2000 were $1,140,000.

     The Audit Committee has considered whether the provision by PricewaterhouseCoopers LLP of the non-audit services listed above is compatible with maintaining PricewaterhouseCoopers LLP's independence.

REQUIRED AFFIRMATIVE VOTE

     Unless shareholders specify otherwise in the proxy, proxies solicited by the Board of Directors will be voted by the persons named in the proxy at the annual meeting to ratify the selection of PricewaterhouseCoopers LLP as our auditors for 2001. The affirmative vote of a majority of the shares entitled to vote and represented in person or by proxy at the annual meeting will be required for ratification.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

OTHER BUSINESS

     As of the date of this proxy, the Board of Directors is not informed of any other matters, other than those above, that may be brought before the meeting. The persons named in the enclosed form of proxy or their substitutes will vote with respect to any such matters in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     Rule 14a-8 under the Securities Exchange Act of 1934 addresses when a company must include a shareholder's proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of shareholders. Under Rule 14a-8, proposals that shareholders intend to have included in our proxy statement and form of proxy for the 2002 annual meeting of shareholders must be received by EGL at 15350 Vickery Drive, Houston, Texas 77032 on or before January 24, 2002. However, if the date of the 2002 annual meeting of shareholders changes by more than 30 days from the date of the 2001 annual meeting of shareholders, the deadline is a reasonable time before we begin to print and mail our proxy materials, which deadline will be set forth in a quarterly report on Form 10-Q or will otherwise be communicated to shareholders. Shareholder proposals must also be otherwise eligible for inclusion.

     If a shareholder desires to bring a matter before an annual or special meeting and the proposal is submitted outside the process of Rule 14a-8, the shareholder must follow the procedures set forth in our bylaws. Our bylaws generally provide that shareholders who wish to nominate directors or to bring business before a shareholders' meeting must notify EGL and provide certain pertinent information at least 80 days before the meeting date (or within 10 days after public announcement, pursuant to the bylaws, of the meeting date, if the meeting date has not been publicly announced at least 90 days in advance). If the date of the 2002 annual meeting of shareholders is the same as the date of the 2001 annual meeting of shareholders, shareholders who wish to nominate directors or to bring business before the 2002 annual meeting of shareholders must notify EGL at 15350 Vickery Drive, Houston, Texas 77032 on or before March 4, 2002.

                                            By Order of the Board of Directors

                                            /s/ MICHAEL D. SLAUGHTER
                                            Michael D. Slaughter
                                            Secretary

April 20, 2001
Houston, Texas

                                                                      APPENDIX A

                                   EGL, INC.

            CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

I. AUDIT COMMITTEE PURPOSE AND AUTHORITY

     The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities relating to the Company's accounting, auditing and financial reporting practices and processes. Included in those oversight responsibilities are:

     - Monitoring the integrity of the Company's financial reporting process and systems of internal controls regarding finance and accounting.

     - Monitoring the independence and performance of the Company's outside auditors and its internal auditing department.

     - Providing avenues of communication among the outside auditors, management, the internal auditing department, and the Board of Directors.

     The outside auditors are ultimately accountable to the Audit Committee and the Board of Directors as representatives of shareholders. The Audit Committee and Board of Directors has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditors (or nominate the outside auditor to be proposed for shareholder approval). The Audit Committee shall make recommendations to the full Board in connection with such selection, evaluation, replacement or nomination of the outside auditors.

     The Audit Committee has the power and authority of the Board of Directors relating to the matters covered by this Charter, including the authority to engage any resources it deems necessary in the performance of its duties. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or outside auditor to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

II. AUDIT COMMITTEE COMPOSITION AND MEETINGS

     The Audit Committee shall consist of at least three Directors, none of whom shall be an employee of the Company. Each member shall be free from any relationship that, in the opinion of the Board of Directors, may interfere with the exercise of his or her independence from management and the Company. Each member shall be "independent" as defined from time to time by the listing standards of The Nasdaq Stock Market ("Nasdaq") and by the applicable regulations of the Securities and Exchange Commission (the "SEC"), and shall meet any other applicable independence requirements of Nasdaq and the SEC. Each member shall be (or shall become within a reasonable time after appointment) financially literate, and at least one member shall have accounting or related financial management expertise, as the Board of Directors interprets such qualifications in its business judgment.

     The Audit Committee shall meet at least two times annually, and more frequently as the members deem it appropriate. All meetings of the Committee will be held pursuant to the Bylaws of the Company with regard to notice and waiver thereof, and written minutes of each meeting will be duly filed in the Company records. Reports of meetings of the Audit Committee shall be made to the Board of Directors at its next regularly scheduled meeting following the Audit Committee meeting accompanied by any recommendations to the Board of Directors approved by the Audit Committee.

III. AUDIT COMMITTEE RESPONSIBILITIES AND DUTIES

     The Audit Committee's responsibilities are in the nature of oversight. It is not the responsibility of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate or are in accordance with generally accepted accounting principles. The Company's financial management is responsible for preparing the Company's financial statements and the outside auditors are responsible for auditing those statements. In carrying out its oversight responsibilities, the Audit Committee is not providing any expert or special assurances as to the Company's financial statements or the work of the outside auditors. It is not the duty of the Audit Committee to conduct investigations, to resolve any disagreements between management and the outside auditor, or to assure compliance with any law or regulations.

     The following functions are expected to be the common recurring activities of the Audit Committee. These functions are set forth as guides with the understanding that departures from them may be appropriate depending on the circumstances.

  Review Procedures

 1. Review this Charter at least annually. If necessary, make recommendations to the Board of Directors for amendment of the Charter.

 2. Review the Company's annual audited financial statements prior to filing or distribution. Review should include discussion with management and the outside auditors of significant issues regarding accounting principles, practices, and judgments and consideration with the outside auditors of the matters required to be discussed by Statement of Accounting Standards (SAS) No. 61. Based on its review, the Audit Committee shall make a recommendation to the Board of Directors as to the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K.

 3. In consultation with the management, the outside auditors, and the internal auditors, consider the integrity of the Company's financial reporting processes and controls. Review significant findings prepared by the outside auditors and the internal auditing department together with management's responses.

 4. As necessary, review with financial management and the outside auditors the Company's quarterly financial statements prior to filing or distribution. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the outside auditors in accordance with SAS 61. The Chairman of the Audit Committee may represent the entire Audit Committee for purposes of this review.

  Outside Auditors

 5. The Audit Committee shall review the independence and performance of the outside auditors and annually recommend to the Board of Directors the appointment of the outside auditors or approve any discharge of auditors when circumstances warrant.

 6. Approve the plan and fees for the annual auditing engagement and approve other significant professional services (including compensation) to be provided by the outside auditors.

 7. On an annual basis, the Audit Committee shall request from the outside auditors a formal written statement delineating all relationships between the outside auditor and the Company consistent with Independent Standards Board Standard No. 1 and shall actively engage in a dialogue with the outside auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditor. The Audit Committee shall take appropriate action or shall recommend that the full Board take appropriate action to oversee the independence of the outside auditors.

 8. Discuss the results of the annual audit with the outside auditors.

 9. Consider the outside auditors' judgements about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

  Internal Audit Department

10. Review the budget, plan, activities, and organizational structure of the internal audit department, as needed.

11. Review the appointment and replacement of the senior internal audit executive.

12. Review significant reports prepared by the internal audit department together with management's response and follow-up to these reports.

  Other Audit Committee Responsibilities

13. Annually prepare a report to be included in the Company's annual proxy statement as required by the SEC.

14. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

15. Satisfy any other such duties as may be assigned to the Audit Committee, from time to time, by the Board of Directors.

                                    EGL, INC.

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD

                                  MAY 23, 2001

         The undersigned hereby appoints James R. Crane and Elijio V. Serrano, jointly and severally, proxies, with full power of substitution and with discretionary authority, to vote all shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of EGL, Inc. (the "Company") to be held on Wednesday, May 23, 2001, at the Corporate Headquarters of EGL, Inc. (located near George Bush Intercontinental Airport), 15350 Vickery Drive, Houston, Texas 77032, at 10:00 a.m., or at any adjournment thereof, hereby revoking any proxy heretofore given.

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IN THE ABSENCE OF SPECIFIC DIRECTIONS TO THE CONTRARY, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE DIRECTORS NAMED BELOW AND FOR THE APPROVAL OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2001.

         THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF, AND PROXY STATEMENT FOR, THE AFORESAID ANNUAL MEETING.

1. Election of directors -- Nominees: James R. Crane; Peter Gibert; Frank J. Hevrdejs; Neil E. Kelley; Norwood W. Knight-Richardson; Rebecca A. McDonald; and Elijio V. Serrano as directors, except as indicated below.

     [ ]  FOR       [ ]  WITHHELD

     [ ]  FOR, except vote withheld from the following nominee(s):

2. Approval of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending December 31, 2001:

         [ ] FOR             [ ] AGAINST           [ ] ABSTAIN

3. With discretionary authority as to such other matters as may properly come before the meeting.


                                      Date: ______________________________, 2001


                                      ------------------------------------------
                                      (Signature)


                                      ------------------------------------------
                                      (Signature)

                                      Sign exactly as name appears hereon.
                                      (Joint owners should each sign. When
                                      signing as attorney, executor, officer,
                                      administrator, trustee, or guardian,
                                      please give full title as such.)

                                      PLEASE SIGN, DATE AND RETURN THE PROXY
                                      CARD PROMPTLY, USING THE ENCLOSED
                                      ENVELOPE.